JOY GLOBAL INC.

News Release

Contact:

Sara Leuchter Wilkins

Vice President, Investor Relations and Corporate Communications

414-319-8513

JOY GLOBAL INC. ANNOUNCES FISCAL FIRST QUARTER 2009

OPERATING RESULTS

Milwaukee, WI – March 4, 2009 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported first quarter fiscal year 2009 results. Net sales for the quarter increased by 18 percent to $755 million compared to $640 million in the first quarter of last year. Operating income increased by 22 percent to $135 million, or 18 percent of net sales, in the first quarter versus $111 million, or 17 percent of net sales, in the prior year. Net income in the quarter was $86 million, or $0.83 per fully diluted share, compared to $71 million, or $0.65 per fully diluted share, in the year-ago quarter.

“Our first quarter represents a very solid start to our fiscal 2009, and the results are consistent with our annual guidance. At the same time, the first quarter also demonstrates the challenges and opportunities we will face as the year progresses,” said Mike Sutherlin, president and chief executive officer of Joy Global Inc. “When measured on a consistent basis, sales were up 16 percent from last year. Margins improved primarily from increased sales and strong cost controls. As a result, this is the first time that both our surface and underground businesses have achieved operating profit margins in excess of 20 percent.

“The challenges going forward are represented in the order bookings. We incurred $161 million of cancellations in the first quarter as we continue to work with our customers to adjust to the realities of our markets in ways that best enhance the short- and long-term value of our business. These cancellations are within the backlog risk categories we previously disclosed, and therefore did not come as a complete surprise. They also will not affect our guidance for 2009. New original equipment orders received and booked this quarter, before cancellations and foreign exchange rate impact, were down significantly due to demand and were also impacted by the timing of some potential orders in process. More importantly, new aftermarket orders received and booked for the surface and underground businesses were up 13 percent from last year, reflecting the strength of our aftermarket infrastructure and programs. The aftermarket will be critical to managing the uncertainty and volatility we see ahead, especially in the original equipment market.”

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100 E Wisconsin Ave Suite 2780 Milwaukee WI 53202 ( PO Box 554 Milwaukee WI 53201-0554 ( 414/319/8501

Joy Global Inc.

First Quarter Operating Results

Bookings in the first quarter were $538 million compared to $870 million in last year’s first quarter. Compared to the prior-year quarter, current quarter bookings were increased by $68 million of conveyor orders from the Continental business that was acquired in last year’s second quarter and reduced by $161 million of order cancellations and $84 million for the impact of foreign exchange. When measured on a consistent basis by adjusting for these factors, current quarter orders were down 18 percent from the same period last year. Central Appalachian coal and North American iron ore each represented approximately 40 percent of the cancellations, with about 15 percent coming from North American copper. Original equipment orders declined from last year for both the surface and underground business, with decreases in bookings of $123 million and $111 million, respectively, before the effects of cancellations and foreign exchange. Before cancellations and foreign exchange effects, aftermarket bookings for the surface business were essentially flat with the strong bookings of a year ago, and for the underground business were 17 percent higher than last year’s first quarter. The Company’s third business unit, crushing and conveying, benefited from the $68 million of conveyor orders from the Continental acquisition.

The following table provides a comparison of the Company’s underground and surface bookings in the fiscal first quarters of 2009 and 2008, noting the impact of foreign exchange and order cancellations:

Net sales for the first quarter were $755 million compared to $640 million in the first quarter last year. Compared to last year’s first quarter, the current quarter sales were increased by $80 million of conveyor sales from Continental and were reduced by $66 million for the effect of foreign exchange. Excluding these two items, net sales were 16 percent higher than they were

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Joy Global Inc.

last year. Original equipment and aftermarket sales increased by 26 percent and 9 percent, respectively, excluding conveyor sales and the foreign exchange impact. Excluding the exchange impact, the surface mining equipment and underground mining equipment businesses posted increases in net sales of 1 percent and 28 percent, respectively. The crushing and conveying division benefited from the $80 million of conveyor sales from the Continental acquisition.

Operating profit increased from $111 million in the first quarter last year to $135 million in the current quarter. Operating profit as a percentage of sales in the current quarter was 18 percent compared to 17 percent a year ago. The increase in operating profit resulted from increased sales and cost reduction initiatives, and also included $3 million from the Continental conveyor business. These positive impacts on operating profit were partially offset by $10 million from foreign exchange.

Net income for the current quarter was $86 million, or $0.83 per fully diluted share, compared to $71 million, or $0.65 per fully diluted share, in the first quarter of last year. The effective tax rate in both periods was approximately 33 percent.

Other Financial Matters

Cash used in operations was $36 million in the quarter compared to cash provided by operations of $86 million in the prior-year quarter. Cash flow from operations in the current quarter was impacted by higher inventory and incentive-based compensation payments, partially offset by increased advance payments. Inventory increased to support higher shipping levels expected in subsequent quarters. Advance payments have historically tracked closely with original equipment booking levels and are expected to continue to do so. Capital expenditures were $23 million during the quarter and for the full year are expected to be about the same as the 2008 expenditure level as the Company completes projects in process. After the current projects are completed in 2009, the Company expects its capital expenditure levels to be reduced significantly in response to the uncertainty it sees in its markets. Also during the quarter, a wholly-owned subsidiary of the Company, China Mining Machinery, completed the acquisition of Wuxi Shengda Machinery Co., LTD for $22 million. Shengda gives the Company access to the regional and provincial markets in China for longwall shearing machines that were not previously served by the Company. Shengda is a small company with strong growth potential which should be realized over the next several years. It had minimal impact on first quarter 2009 operating results and is not expected to have a material impact on full year 2009 results. The Company believes it is prudent to build cash reserves as a hedge against the uncertainty in its markets, and has set a priority for cash accumulation ahead of other discretionary uses of cash until either adequate cash reserves are established or until there is greater clarity in the outlook for its markets.

Market Outlook

Global economic conditions continue to deteriorate, with many forecasts now predicting marginal to possibly negative global growth in 2009. Those forecasts expect each of the major Organization for Economic Cooperation and Development (“OECD”) countries to experience contraction and the collective emerging markets to experience significantly reduced rates of economic growth in 2009. This declining growth is translating into reduced demand and putting

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Joy Global Inc.

commodity prices under pressure. Although most commodities are traded under contracts for physical delivery, spot prices can be an indicator of future pricing directions. Spot prices for commodities have dropped by 40 to 70 percent since early 2008. The largest declines have been in oil and copper, and these commodities are now trading below their 2007 price levels. Both metallurgical and thermal coal are down significantly but still trading above their 2007 levels. The steep decline in iron ore spot prices has offset a strong run-up last year, and iron ore spot prices are now only 20 percent below current contract levels. Contract prices increased 80 percent last year and are therefore expected to remain well ahead of 2007.

Although many of the commodity prices are ahead of their 2007 levels, they have given up much of their 2008 gains. Most of the Company’s customers have significantly reduced the mine expansion plans and capital expenditures that they had set under the higher pricing levels of early 2008. Those reductions vary by customer and commodity, and go up to the 50 percent range. However, the reduced level of capital expenditure should accommodate both sustaining requirements – such as normal machine replacement – as well as the completion of projects already underway. The Company believes there could eventually be further reductions in capital expenditure levels if commodity pricing and demand do not improve during 2009. The demand for the Company’s original equipment comes largely from mine expansion programs, and the Company expects that orders for its original equipment could continue to be reduced as a result of its customers’ announced reductions in capital expenditures.

Declining commodity demand is putting pressure on production volumes as well as price, and the Company’s customers are acting quickly to keep current supply balanced with demand. The Company believes that mine production levels, rather than mine expansion programs, primarily determine the demand for its aftermarket products and services. Announced cuts in production levels by commodity range up to 20 percent of worldwide capacity. If these cuts are sustained, the Company believes it would result in reduced levels of aftermarket demand. However, the Company also believes that the early cuts have often been deeper to enable de-stocking and that production will recover partially once stock levels are drawn down.

The Company does not expect production cuts from existing oil sands operations, but does expect delays in some expansion projects. An established oil sands operator recently announced a quarterly loss that caused it to suspend work on the bitumen processing plant that was part of its major expansion project. This is consistent with the Company’s belief that existing operations are modestly profitable at recent oil prices, but that expansion projects will require the expectation of future oil prices reaching $70 to $80 per barrel for approval or funding. As a result, the 2009 expected funding for oil sands expansion projects has been reduced from Canadian $20 billion to Canadian $11 billion.

Announced production cuts for copper have reached four to six percent of global capacity. Most of the cuts are occurring in high cost regions, such as North America, at the same time that expansion projects are continuing in lower cost regions, such as Chile. The Company believes that around 15 percent of the global copper capacity is unprofitable at prices below $1.50 per pound. The Company’s customers are using this price level for plans and budgets, and therefore they do not expect copper prices to recover in the near term. As a result, the Company expects

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the high-grading process to continue, with higher cost mines continuing to be taken out of production while new, lower cost mines continue to be brought on line.

The global production level for steel creates demand for both iron ore and metallurgical quality coal. By December of 2008, global steel production had declined by 30 percent from its peak in May of 2008 and China steel production had declined by 17 percent from its peak in June of 2008. If these cuts are sustained, steel production in 2009 would fall to 10 to 15 percent below 2007 levels. However, the early cuts in steel production are expected to be more pronounced to accomplish destocking of finished steel inventories. As a result, the Company expects global steel production in 2009 to be five to ten percent below that of 2008. The Company expects metallurgical coal and iron ore production changes to mirror that of steel. Consistent with that expectation, announced production cuts for both iron ore and metallurgical coal have been 15 to 20 percent of their global capacity.

Ninety percent of thermal coal demand is for power generation, and changes in power demand are highly correlated to changes in economic activity. With expected economic growth in China slowing to five percent in 2009, the Company expects power generation and thermal coal demand in that market to slow to a similar rate of growth. Likewise, with economic growth expected to be negative by an average of one-and-one-half to two percent in OECD countries, the Company expects similar rates of reduction in thermal coal demand in these countries.

There are indications that supply cuts are achieving their objectives, and that commodities are reaching a point of stability. Lower commodity prices are allowing some marginal steel mills in China to return to production. As a result, iron ore stockpiles at Chinese ports have peaked and started to decline. China’s imports of scrap steel and scrap copper started to increase late in 2008, and China’s steel exports showed modest sequential growth at the same time. Copper prices reached a low of $1.25 in December of 2008, but have recovered to over $1.50 since. Steel inventories in the U.S. are down 23 percent since last August, and mill lead times are increasing. The Company cautions that it is too soon to draw conclusions from limited examples, and in addition would see these as signs of demand stabilization rather than demand recovery.

Company Outlook

Although the Company continues to believe that the path toward industrialization of emerging markets will drive high rates of commodity demand over the long term, it also expects the near-term markets to remain uncertain and volatile. The Company continues to take precautionary steps to reduce its risk exposure through expense controls and reduction of operating costs. These efforts include hiring freezes, control of discretionary expense, aggressive management of its supply chain, and more critical reviews of the financial stability of its operating partners, including suppliers, subcontractors and customers.

Just as the Company expects the conditions of uncertainty and volatility to persist through 2009, it also expects the booking rates for its original equipment during this period to remain substantially below the comparable booking levels of 2008. The Company believes that lower demand for its original equipment could persist for a period longer than that covered by its current backlog, and is therefore developing plans to ensure it fulfills its commitments to

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customers and investors during 2009 while reducing the scale and scope of the business to be appropriate for the range of market conditions that could exist in fiscal 2010.

Based on this outlook for its markets and its businesses, the Company maintains its fiscal 2009 guidance of revenues between $3.5 billion - $3.7 billion and earnings per share of $3.60 - $4.00.

Quarterly Conference Call

Management will host a quarterly conference call to discuss the Company’s first quarter results to be held at 11:00 a.m. EST on March 4, 2009. Interested parties can listen to the call by dialing 800-649-5127 in the United States or 706-679-0637 outside of the United States, access code #86269999, at least 15 minutes prior to the 11:00 a.m. EST start time of the call. A rebroadcast of the call will be available until the close of business on April 3, 2009 by dialing 800-642-1687 or 706-645-9291, access code #86269999.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://www.joyglobal.com/investorrelations/confcalls.jsp. To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call. A replay of the webcast will be available until the close of business on April 3, 2009.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in manufacturing, distributing and servicing equipment for surface mining, through its P&H Mining Equipment division; underground mining, through its Joy Mining Machinery division; and bulk material conveyor systems, through its Continental Crushing & Conveying division.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “may be,” “objective,” “plan,” “predict,” “will,” “will be,” and the like are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, including currency fluctuations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

JOYG-F

-FINANCIAL TABLES FOLLOW-

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JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Quarter Ended
	January 30,	February 1,
	2009	2008

Net sales	$754,896	$640,329
Costs and expenses:
Cost of sales	513,791	428,430
Product development, selling and administrative expenses	106,830	101,536
Other income	(965)	(808)
Operating income	135,240	111,171

Interest income (expense), net	(7,115)	(4,250)
Reorganization items	(135)	(1,884)
Income from continuing operations before income taxes	127,990	105,037

Provision for income taxes	(42,250)	(35,126)

Income from continuing operations	85,740	69,911
Income from discontinued operations, net of taxes	-	1,141

Net income	$85,740	$71,052

Basic earnings per share
Income from continuing operations	$0.84	$0.65
Income from discontinued operations	-	0.01
Net income	$0.84	$0.66

Diluted earnings per share
Income from continuing operations	$0.83	$0.64
Income from discontinued operations	-	0.01
Net income	$0.83	$0.65

Dividends per share	$0.175	$0.15

Weighted average shares outstanding:
Basic	102,454	107,827
Diluted	102,949	108,975

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	January 30,	October 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$164,007	$201,575
Accounts receivable, net	601,608	632,194
Inventories	936,637	805,244
Other current assets	124,814	99,116
Total current assets	1,827,066	1,738,129

Property, plant and equipment, net	297,336	289,001
Other intangible assets, net	192,907	195,033
Goodwill	128,402	124,994
Deferred income taxes	239,494	255,313
Other assets	41,487	41,843
Total assets	$2,726,692	$2,644,313

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
of long-term obligations	$25,733	$26,460
Trade accounts payable	254,063	291,779
Employee compensation and benefits	68,702	110,007
Advance payments and progress billings	548,327	491,675
Accrued warranties	45,194	46,621
Other accrued liabilities	165,584	173,809
Total current liabilities	1,107,603	1,140,351

Long-term obligations	612,393	540,967

Other non-current liabilities	436,196	430,521

Shareholders' equity	570,500	532,474

Total liabilities and shareholders' equity	$2,726,692	$2,644,313

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	January 30,	February 1,
	2009	2008
BREAKDOWN OF SALES REVENUE:

Net Sales By Operation:
Underground Mining Machinery	$399,104	$352,836
Surface Mining Equipment	277,533	289,692
Crushing & Conveying	98,438	16,868
Eliminations	(20,179)	(19,067)
Total Sales By Operation	$754,896	$640,329

Net Sales By Product Stream:
Aftermarket Revenues	$420,403	$392,221
Original Equipment	334,493	248,108
Total Sales By Product Stream	$754,896	$640,329

Net Sales By Geography:
United States	$421,742	$289,364
Rest of World	333,154	350,965
Total Sales By Geography	$754,896	$640,329

OPERATING INCOME BY SEGMENT:

Underground Mining Machinery	$87,002	$62,755
Surface Mining Equipment	56,137	56,072
Crushing & Conveying	7,013	1,979
Corporate	(9,366)	(7,656)
Eliminations	(5,546)	(1,979)
Total Operating Income	$135,240	$111,171

DEPRECIATION AND AMORTIZATION BY SEGMENT:

Underground Mining Machinery	$7,016	$7,524
Surface Mining Equipment	4,552	4,688
Crushing & Conveying	2,933	1,134
Corporate	9	10
Eliminations	-	(1,134)
Total Depreciation And Amortization	$14,510	$12,222

CASH FLOW DATA:

Decrease (Increase) in Net Working Capital Items	$(139,168)	$2,880
Property, Plant and Equipment Acquired	22,792	15,750
Cash Interest Paid	14,957	13,008
Cash Taxes Paid	29,606	21,592

BOOKINGS DATA:

Underground Mining Machinery	$327,789	$517,899
Surface Mining Equipment	144,831	354,255
Crushing & Conveying	82,198	19,247
Eliminations	(16,544)	(21,446)
Total Bookings	$538,274	$869,955

	Amounts as of
BACKLOG DATA:	January 30,	October 31,
	2009	2008

Underground Mining Machinery	$1,302,605	$1,379,999
Surface Mining Equipment	1,507,406	1,640,108
Crushing & Conveying	196,973	213,005
Eliminations	(48,872)	(58,378)
Total Backlog	$2,958,112	$3,174,734

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